PROSPECTUS SUPPLEMENT	Files Pursuant to Rule 424(b)(5)
(to the Prospectus dated April 3, 2009)	Registration No. 333-158407

Common Stock
Warrants

We are offering up to an aggregate of 9,333,334 shares of our company common stock, par value $0.0001 per share, and warrants to purchase up to  2,333,334 shares of our common stock directly to investors pursuant to this prospectus and the accompanying prospectus.  For each share of common stock purchased investors will receive a warrant exercisable for 0.25 shares of our common stock at an exercise price of $0.85 per share.

In addition, we have agreed to issue to Rodman & Renshaw, LLC as the exclusive placement agent warrants to purchase the number of shares of common stock equal to 6% of the aggregate shares of common stock sold in this offering at an exercise price of 125% of the offering price described herein.  See “Plan of Distribution” of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total

Offering price	$0.75	$7,000,000.00

Placement agent fees	$0.045	$420,000.00

Proceeds, before expenses, to us	$0.705	$6,580,000.00

Rodman & Renshaw, LLC is acting as the placement agent in this offering. The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to sell any specific number or dollar amount of the securities offered hereby, but will use their reasonable efforts to sell the securities offered. We expect that delivery of the shares of common stock and warrants being offered under this prospectus supplement will be made to investors on or about September 17, 2009.

Our common stock is traded on The NASDAQ Global Market under the symbol “HYTM.” On September 16, 2009, the last reported sale price of our common stock as reported on NASDAQ was $0.70 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

We have not sold any of our securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar month period ending on the date of this prospectus supplement.

The date of this prospectus supplement is September 17, 2009

TABLE OF CONTENTS

Hythiam ® , the Hythiam logo, PROMETA ® and the PROMETA logo are trademarks of Hythiam, Inc.  Catasys® is a trademark of Catasys, Inc.  This prospectus supplement also contains trademarks of other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and may not contain all of the information that is important to you.  This prospectus supplement includes information about the securities we are offering as well as information regarding our business and detailed financial data.  You should read this prospectus supplement and the base supplement in their entirety, including the information incorporated by reference in this prospectus supplement and base prospectus, before making an investment decision.

Our business

We are a healthcare services management company, providing through our Catasys® subsidiary behavioral health management services for substance abuse to health plans.  Catasys is focused on offering integrated substance dependence solutions, including our patented PROMETA® Treatment Program, for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers that offer the PROMETA Treatment Program, as well as other treatments for substance dependencies.  We also research, develop, license and commercialize innovative and proprietary physiological, nutritional, and behavioral treatment programs.

Our corporate information

We are incorporated in Delaware.  Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300.  We maintain an Internet website at http://www.hythiam.com.  We have not incorporated by reference into this prospectus supplement the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement.

About this prospectus supplement

This prospectus supplement and base prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process.  Under this process, we may from time to time, in one or more offerings, sell such indeterminate shares of our common stock, preferred stock, debt securities, warrants to purchase common stock, or units consisting of any combination of the foregoing, resulting in gross proceeds up to $20,000,000.  This prospectus supplement provides you with a general description of the securities we may offer and the placement agent arrangements.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  Before making an investment decision, you should read both this prospectus supplement and the base prospectus together with additional information described below under the heading “Where You Can Find Additional Information.” We may use this prospectus supplement and base prospectus to sell securities.  We are only offering these securities in states where such offer is permitted.

We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any state where such an offer is prohibited.  You should not assume that the information contained in this prospectus supplement or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.  We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Summary of the offering

Common stock offered	Up to 9,333,334 shares at a purchase price of $0.75 per share.

Warrants to purchase common stock
For every share purchased,  we will issue a warrant to the investors to purchase 0.25 shares of our common stock at an exercise price of $0.85 per share.  In addition, we will issue warrants to purchase up to an additional 560,000 shares of our common stock to Rodman & Renshaw, LLC, as placement agent, at an exercise price of $0.937 per share.

Common stock to be outstanding immediately following this offering	Up to 9,333,334 shares, assuming none of the warrants are exercised.

Use of proceeds
For capital expenditures, working capital needs and other general corporate purposes.  A portion of net proceeds, currently intended for general corporate purposes, may be used to acquire or invest in technologies, products or services that complement our business.  Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds. See “Use of Proceeds.”

Investor warrant terms	The warrants issued to the investors will be issued at a price of $0.85 per share of common stock.

Placement agent warrants
We have agreed to issue to Rodman & Renshaw, LLC, as placement agent, warrants to purchase the number of shares of common stock equal to 6.0% of the aggregate shares of common stock sold in this offering at an exercise price of 125% of the offering price described herein. The warrants issued to Rodman will be exercisable upon the six month anniversary of their date of issuance for a period of three years from the effective date of our registration statement.

NASDAQ Capital Market Symbol	HYTM

The number of shares of our common stock to be outstanding immediately after this offering is based on 55,763,616 shares of our common stock outstanding as of September 14, 2009.

The number of shares of our common stock outstanding immediately after this offering excludes:

•
Up to 2,333,334 shares of common stock issuable upon exercise of the warrants, with an exercise price of $0.85 per share, which are being offered to investors in the offering described in this prospectus supplement; and

•	Up to 560,000 shares of common stock issuable upon exercise of the warrants, with an exercise price per share of $0.937, issuable to the placement agent in connection with this offering.

RISK FACTORS

You should carefully consider and evaluate all of the information in this report, including the risk factors listed below.  Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations.  If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.

Risks related to our business

We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent auditors to express substantial doubt about our ability to continue as a going concern.

We have been unprofitable since our inception in 2003 and expect to continue to incur substantial additional operating losses and negative cash flow from operations for at least the next twelve months.  As of the date of this prospectus supplement, these conditions raised substantial doubt as to our ability to continue as a going concern.  As of June 30, 2009, we had a balance of approximately $3.0 million in cash and cash equivalents.  At that date, we had a working capital deficit of approximately $1.9 million. Although we have recently taken actions to decrease expenses, increase revenues and obtain additional financing, there can be no assurance that we will be successful in our efforts.  We may not be successful in raising necessary funds on acceptable terms or at all, and we may not be able to offset this by sufficient reductions in expenses and increases in revenue.  If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to further delay or reduce operating expenses and curtail our operations, which would have a material adverse effect on us.

We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations, financial condition and business.

Continued expansion could put significant strain on our management, operational and financial resources.  The need to comply with the rules and regulations of the SEC and The NASDAQ Global Market will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth.  We may not be able to effectively hire, train, retain, motivate and manage required personnel.  Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.  Recent actions to reduce costs and streamline our operations, as well as planned future cost reductions, could place further demands on our personnel, which could hinder our ability to effectively execute on our business strategies.

We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business.  Unless we raise sufficient funds in the offering, our existing cash, cash equivalents and marketable securities will not be sufficient to fund our operating expenses and capital requirements for at least the next twelve months.  We will require additional funds before we achieve positive cash flows and we may never become cash flow positive.

If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders.  Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock.  If we raise additional funds by issuing additional debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations.  If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technology or products, or to grant licenses on terms that are not favorable to us.

We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed.  If adequate funds are not available or are not available on commercially acceptable terms, we may need to downsize or halt our operations and may be unable to continue developing our products.

Our investments in auction-rate securities are subject to risks which may cause losses and affect the liquidity of these investments.

As of June 30, 2009, our total investment in auction-rate securities (ARS) was $10.4 million.  Since February 13, 2008, auctions for these securities have failed, meaning the parties desiring to sell securities could not be matched with an adequate number of buyers, resulting in our having to continue to hold these securities.  Although the securities are Aaa/AAA rated and collateralized by portfolios of student loans guaranteed by the U.S. government, based on current market conditions it is likely that auctions will continue to be unsuccessful in the short-term, limiting the liquidity of these investments until the auction succeeds, the issuer calls the securities, or they mature.  The remaining maturity periods range from nineteen to thirty-eight years.  As a result, our ability to liquidate our investment and fully recover the carrying value of our investment in the near term may be limited or not exist.  In December 2008, we utilized a third-party valuation firm to assist us with determining the fair market value of our ARS which was estimated to be $10.1 million, representing an estimated decline in value of $1.4 million.

In October 2008, UBS made a rights offering to its clients, pursuant to which we are entitled to sell to UBS all auction-rate securities held by us in our UBS account. The rights offering permits us to require UBS to purchase our ARS for a price equal to original par value plus any accrued but unpaid interest beginning on June 30, 2010 and ending on July 2, 2012 if the securities are not earlier redeemed or sold. As part of the rights offering, UBS provided to us a line of credit equal to 75% of the market value of the ARS until they are purchased by UBS. We accepted this offer in November 2008. At June 30, 2009, we had $7.3 million of outstanding borrowing under the UBS line of credit that is payable on demand and is secured by the ARS. We granted Highbridge additional redemption rights in connection with the amendment of the senior secured note that would require us to use any margin loan proceeds in excess of $5.8 million to pay down the principal amount of the senior secured note. The line of credit has certain restrictions described in the prospectus. The potential lack of liquidity on the ARS may affect our ability to execute our current business plan, based on our expected operating cash flows and our other sources of cash, and may require us to sell them before we are able to sell them to UBS pursuant to the rights offering or before they recover in value.

Our treatment programs may not be as effective as we believe them to be, which could limit our revenues and adversely affect our business.

Our belief in the efficacy of our Catasys solution and PROMETA Treatment Program is based on a limited number of studies and commercial pilots that have been conducted to date and our initial experience with a relatively small number of patients.  Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs.  Controlled scientific studies, including those in process, may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe.  If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially.

Our Catasys Program or PROMETA Treatment Program may not become widely accepted, which could limit our growth.

Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ and third-party payors’ interpretation of our limited data, the results of pending studies, or upon reviews and reports that may be given by independent researchers.  In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.

Disappointing results for our PROMETA Treatment Program, or failure to attain our publicly disclosed milestones, could adversely affect market acceptance and have a material adverse effect on our stock price

There are a number of studies, evaluations and pilot programs currently in progress that are evaluating our PROMETA Treatment Program, and we expect results of many to become available throughout the remainder of 2009.  Disappointing results, later-than-expected press release announcements or termination of evaluations or pilot programs could have a material adverse effect on the commercial acceptance of the PROMETA Treatment Program, our stock price and on our results of operations.  In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price.  In addition to numerous upcoming milestones, from time to time we provide financial guidance and other forecasts to the market.  While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties.  Any failure to achieve milestones, or to do so in a timely manner, or to achieve publicly announced guidance and forecasts, could have a material adverse effect on our results of operations and the price of our common stock.

Our industry is highly competitive, and we may not be able to compete successfully

The healthcare business, in general, and the substance dependence treatment business in particular, are highly competitive.  We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are.  Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have.  The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:

•
the addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade name ReVia ® , for treatment of alcohol dependence;

•
VIVITROL® , an extended release formulation of naltrexone manufactured by Alkermes, is intended to be administered by a physician via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting and are not actively drinking prior to treatment initiation.  Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

•
Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories.   Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol; and

•
Topiramate (Topamax), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures.  A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.

Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies.  Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

There are approximately 13,000 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis.  Well known examples of residential treatment programs include the Betty Ford Center® , Caron Foundation® , Hazelden® and Sierra Tucson® .  In addition, individual physicians may provide substance dependence treatment in the course of their practices.  While we believe our products and services are unique, we operate in highly competitive markets.  We compete with other healthcare management service organizations and disease management companies, including MBHOs, HMOs, PPOs, third-party administrators and other specialty healthcare and managed care companies.  Most of our competitors are significantly larger and have greater financial, marketing and other resources than us.  We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative medical and psychosocial treatments, and our unique technology platform will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

We depend on key personnel, the loss of which could impact the ability to manage our business

Our future success depends on the performance of our senior management, in particular our Chairman and Chief Executive Officer, Terren S. Peizer and President, Richard A. Anderson. Messrs. Peizer and Anderson are each a party to employment agreements which, subject to termination for cause or good reason, have various remaining terms with renewable options. The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business.

We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage

All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death.  Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions.  While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards.  We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients.  While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made.  In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.

We currently have insurance coverage for up to $5 million per year, in the aggregate, for personal injury claims.  We maintain directors’ and officers’ liability insurance coverage, subject to a self insured retention of between $0 to $250,000 per claim.  We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms.  We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases.  In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim’s merit), litigation expense and significant harm to our reputation.

If government and third-party payors fail to provide coverage and adequate payment rates for treatment using our treatment programs, our revenue and prospects for profitability will be harmed

Our future revenue growth will depend in part upon the availability of reimbursement for treatment or other forms of payment for using our programs from third-party payors such as government health programs including Medicare and Medicaid, managed care providers, private health insurers and other organizations.  To date, we have received an insignificant amount of revenue from our Catasys substance dependence programs from governmental payors, managed care organizations and other third-party payors, and acceptance of our Catasys substance dependence programs is important to the future prospects of our business.  In addition, third-party payors are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs.  Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

We may not be able to achieve promised savings for our Catasys contracts, which could result in pricing levels insufficient to cover our costs or ensure profitability

We anticipate that many or all of our Catasys contracts will be based upon anticipated or guaranteed levels of savings for our customers or meeting other operational metrics.  If we are unable to achieve the promised savings or operational metrics, we may be required to refund from the amount of fees paid to us any difference between savings that were guaranteed and the savings, if any, that were actually achieved.  Accordingly, during or at the end of the contract terms, we may be required to refund some or all of the fees paid for our services.  This exposes us to significant risk that contracts negotiated and entered into may ultimately be unprofitable.  In addition, managed care operations are at risk for costs incurred to provide agreed upon services under our program.  Failure to anticipate or control costs therefore could have material, adverse effects on our business.

Our international operations may be subject to foreign regulation, and the success of our foreign operations will depend on many factors

The criteria of foreign laws, regulations and requirements are often vague and subject to change and interpretation.  Our international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged.  The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention, regardless of whether it ultimately is successful.  If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations, including our domestic operations, could be adversely affected.

In addition, the private pay healthcare system in Europe is not as developed as in the U.S and as a result it may be more difficult to convince patients in these countries to pay substantial amounts for treatment.  We will be reliant on relationships that we establish with local companies, thought leaders and governments.  There can be no assurance we will be able to establish these relationships, maintain them or that the partners will retain their influence in the market.  It may take longer than we expect to commence operations or to operate our business at profitable levels as we do not have the established relationships and or knowledge of the regulations and business practices in the markets we are in or entering.

In 2008, we significantly reduced our operations and presence in Europe in order to reduce costs and better focus our efforts on pursuing U.S.-based business strategies.

Our ability to utilize net operating loss carryforwards may be limited

As of December 31, 2008, we had net operating loss carryforwards (NOLs) of approximately $126.4 million for federal income tax purposes that will begin to expire in 2023.  These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable.  Section 382 of the Internal Revenue Code imposes limitations on a corporation’s ability to utilize NOLs if it experiences an ownership change as defined in Section 382.  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period.  In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code.  Any unused annual limitation may be carried over to later years.  We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock upon a conversion of notes, or a combination thereof.  If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

Risks related to our intellectual property

We may not be able to adequately protect the proprietary PROMETA Treatment Program which is important to our business

We consider the protection of our proprietary PROMETA Treatment Program to be critical to our business prospects.  We obtained the rights to some of our most significant PROMETA technologies through an agreement that is subject to a number of conditions and restrictions, and a breach or termination of that agreement or the bankruptcy of any party to that agreement could significantly impact our ability to use and develop our technologies.  While we have two issued U.S. patents, one relating to the treatment of cocaine dependency with our PROMETA Treatment Program and one relating to our PROMETA Treatment Program for the treatment of certain symptoms associated with alcohol dependency, we currently have no issued U.S. patents covering our PROMETA Treatment Program for the treatment of methamphetamine dependency.  The patent applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage.  Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection.  Issued patents will generally expire twenty years after their priority date.  Our two issued U.S. patents will expire in 2021.  Further, our patents and pending applications for patents and other intellectual property have been pledged as collateral to secure our obligations to pay certain debts, and our default with respect to those obligations could result in the transfer of our patents to our creditor.  In the event of such a transfer, we may be unable to continue to operate our business.

Patent examiners may reject our patent applications and thereby prevent us from receiving more patents.  Competitors, licensees and others may challenge our patents and, if successful, our patents may be denied, subjected to reexamination, rendered unenforceable, or invalidated.  The cost of litigation to uphold the validity of patents, and to protect and prevent infringement can be substantial.  We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection.  Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.

To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively.  Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult.  In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.  The loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.  Our intellectual property may not prove to be an effective barrier to competition, in which case our business could be materially adversely affected.

Our pending patent applications disclose and claim various approaches to the use of the PROMETA Treatment Program.  There is no assurance that we will receive one or more patents from these pending applications, or that, even if we receive one or more patents, the patent claims will be sufficiently broad to create patent infringement liability for competitors using treatment programs similar to the PROMETA Treatment Program.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others.  These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover trade secrets and proprietary information.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.  We have had three instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements, and in one instance have had to file suit to enforce these provisions.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties.  Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult.  We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties.  Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Risks Related to our industry

Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations

Our PROMETA Treatment Program has not been approved by the Food and Drug Administration (FDA), and while the drugs incorporated in the PROMETA Treatment Program have been approved for other indications, they are not FDA approved for the treatment of alcohol or substance dependency.  We have not sought, and do not currently intend to seek, FDA approval for the PROMETA Treatment Program.  It is possible that in the future the FDA could require us to seek FDA approval for the PROMETA Treatment Program.

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors increase efforts to control cost, utilization and delivery of healthcare services.  Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions.  The U.S. Congress and state legislatures are considering legislation that could limit funding to our licensees.  In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics.  Other regulatory requirements apply to dietary supplements, including vitamins.  Compliance with laws and regulations enforced by regulatory agencies that have broad discretion in applying them may be required for our programs or other medical programs or services developed or used by us.  Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies.  Regulatory, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently.  Our failure, or the failure of our licensees, to comply with applicable regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.

We may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations

We could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged.  The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention.  In addition, any such challenges could require significant changes to how we conduct our business.  Any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful.  If determination is made that we have failed to comply with any applicable laws, our business, financial condition and results of operations could be adversely affected.

The promotion of our treatment programs may be found to violate federal law concerning off-label uses of prescription drugs, which could prevent us from marketing our programs

Generally, the Food, Drug, and Cosmetic (FDC) Act, requires that a prescription drug be approved by the FDA for a specific indication before the product can be distributed in interstate commerce.  Although the FDC Act does not prohibit a doctor’s use of a drug for another indication (this is referred to as off-label use), it does prohibit the promotion of a drug product for an unapproved use.  The FDA also permits the non-promotional discussion of information related to off-label use in the context of scientific or medical communications.  Our treatment programs include the use of prescription drugs that have been approved by the FDA, but not for the treatment of chemical dependence and drug addiction, which is how the drugs are used in our programs.  Although we carefully structure our communications in a way that is intended to comply with the FDC Act and FDA regulations, it is possible that our actions could be found to violate the prohibition on off-label promotion of drugs.  In addition, the FDC Act imposes limits on the types of claims that may be made for a dietary supplement, and the promotion of a dietary supplement beyond such claims may also be seen as the unlawful promotion of a drug product for an unapproved use.  Because our treatment programs also include the use of nutritional supplements, it is possible that claims made for those products could also put us at risk of FDA enforcement for making unlawful claims.

Violations of the FDC Act or FDA regulations can result in a range of sanctions, including administrative actions by the FDA (such as issuance of a Warning Letter), seizure of product, issuance of an injunction prohibiting future violations, and imposition of criminal or civil penalties.  A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model.  Even if we defeat an enforcement action, the expenses associated with doing so, as well as the negative publicity concerning the “off-label” use of drugs in our treatment programs, could adversely affect our business and results of operation.

The FDA has recently increased enforcement efforts in the area of promotion of “off-label” use of drugs, and we cannot assure you that our business practices or third party clinical trials will not come under scrutiny.

Treatment using our programs may be found to require FDA or other review or approval, which could delay or prevent the study or use of our treatment programs

Under authority of the FDC Act, the FDA extensively regulates entities and individuals engaged in the conduct of clinical trials, which broadly includes experiments in which a drug is administered to humans.  FDA regulations require, among other things, submission of a clinical trial treatment program for FDA review, obtaining from the agency an investigational new drug (IND) exemption before initiating a clinical trial, obtaining appropriate informed consent from study subjects, having the study approved and subject to continuing review by an Institutional Review Board (IRB), and reporting to the FDA safety information regarding the conduct of the trial.  Certain third parties have engaged or are engaging in the use of our treatment program and the collection of outcomes data in ways that may be considered to constitute a clinical trial, and that may be subject to FDA regulations and require IRB approval and oversight.  In addition, it is possible that use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or submission of an IND or is otherwise subject to regulation by FDA.  FDA has authority to inspect clinical investigation sites and IRBs, and to take action with regard to any violations.  Violations of FDA regulations regarding clinical trials can result in a range of actions, including suspension of the trial, prohibiting the clinical investigator from ever participating in clinical trials, and criminal prosecution.  Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs, which may prohibit or place restrictions on it.  FDA enforcement actions or IRB restrictions could adversely affect our business and the ability of our customers to use our treatment programs.

The FDA has recently increased enforcement efforts regarding clinical trials, and we cannot assure you that the activities of our customers or others using our treatment programs will not come under scrutiny.

Failure to comply with FTC or similar state laws could result in sanctions or limit the claims we can make

Our promotional activities and materials, including advertising to consumers and professionals, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated.  The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is safe or effective.  If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are safe or effective for the treatment of alcohol, cocaine or methamphetamine addiction, or any other claims, it may find that we do not have adequate substantiation for such claims.  Allegations of a failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial financial penalties.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business

Many states, including California in which our principal executive offices and one of our managed treatment centers is located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in arrangements with physicians such as employment, payment for referrals or fee-splitting.  Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and other services in connection with our treatment programs or by consolidating the revenues of the physician practices we manage, or that licensing our technology for a license fee that could be characterized as a portion of the patient fees, or subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees, constitute improper fee-splitting or payment for referrals, in which case we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business

The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and kickbacks involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues.  Federal anti-kickback laws and regulations prohibit offers, payments, solicitations, or receipts of remuneration in return for (i) referring patients for items or services covered by Medicare, Medicaid or other federal healthcare programs, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program.  In addition, subject to numerous exceptions, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from referring patients for  certain designated health services reimbursable by Medicare or Medicaid  from any entity with which the physician has a financial relationship, and many states have analogous laws.  Other federal and state laws govern the submission of claims for reimbursement, or false claims laws.  One of the most prominent of these laws is the federal Civil False Claims Act, and violations of other laws, such as the federal anti-kickback law or the FDA prohibitions against promotion of off-label uses of drugs, may also be prosecuted as violations of the Civil False Claims Act.

Federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors, hospitals and physicians violate these laws and regulations.  Violations of these laws may be punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored healthcare programs and forfeiture of amounts collected in violation of such laws.  If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business

State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, and may take an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above.  While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs

In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, transmission and/or confidentiality of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA).  The HIPAA Privacy Rule restricts the use and disclosure of patient information, and requires safeguarding that information.  The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically.  HIPAA applies to covered entities, which may include healthcare facilities and does include health plans that will contract for the use of our programs and our services.  The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements known as business associate requirements.  If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions (HIPAA Transactions Rule).  Other federal and state laws restricting the use and protecting the privacy and security of patient information also apply to our licensees directly and in some cases to us, either directly or indirectly.  We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use, storage, and disclosure of personal or patient information, through web sites or otherwise, and to regulate the presentation of web site content.  Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.  Numerous other federal and state laws protect the confidentiality and security of personal and patient information.  Other countries also have, or are developing laws governing the collection, use, disclosure and transmission of personal or patient information and these laws could create liability for us or increase our cost of doing business.

Our business arrangements with health care providers may be deemed to be franchises, which could negatively impact our business operations

Franchise arrangements in the United States are subject to rules and regulations of the FTC and various state laws relating to the offer and sale of franchises.  A number of the states in which we operate regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees.  State franchise laws often limit, among other things, the duration and scope of non-competitive provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.  Franchise laws and regulations are complex, apply broadly and are subject to interpretation by courts and government agencies.  Federal or state authorities or healthcare providers with whom we contract may claim that the agreements under which we license rights to our technology and trademarks and provide services violate these laws and regulations.  Violations of these laws are punishable by monetary fines, civil and criminal penalties, and forfeiture of amounts collected in violation of such laws.  If our business practices are found to constitute franchises, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  We may be unable to continue with our relationships or restructure them on favorable terms, which would have an adverse effect on our business and results of operations.  We may also be required to furnish prospective franchisees with a franchise offering circular containing prescribed information, and restrict how we market to or deal with healthcare providers, potentially limiting and substantially increasing our cost of doing business.

Risks related to our common stock

We may not be able to maintain our NASDAQ listing

On August 28, 2009, we received written notification from Nasdaq that our securities would be subject to delisting as a result of our non-compliance with Marketplace Rule 5450(b)(1)(A) given that our stockholders’ equity is less than $10 million. For the period ended June 30, 2009 and as reported in the Company’s quarterly form 10Q filing, the Company’s stockholders’ equity was $2,026,000. While we have requested a hearing before a Listing Qualifications Panel, if we are unable to regain compliance with the Rule or obtain an extension of time our stock will be delisted.  In addition, our listed securities have failed to maintain a minimum bid price of $1.00 per share, as required under Nasdaq Listing Rule 5450(a)(1). We are provided with a grace period of 180 calendar days under Nasdaq Listing Rule 5810(c)(3)(A) to regain compliance, and if at anytime during the grace period the bid price of our stock closes at $1.00 per share or more for a minimum of ten consecutive trading days, we will regain compliance with the minimum bid requirement and will receive written confirmation from Nasdaq. If we are unable to regain compliance with the Rule or obtain an extension of time our stock will be delisted.  Delisting would negatively affect the liquidity of our stock, subject us to the “penny stock” rules making our stock more difficult to sell, stockholders may find it more difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price, and the price of our common stock may decline.

Approximately 22% of our stock is controlled by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders

Reserva Capital, LLC and Bonmore, LLC, whose sole managing member is our chairman and chief executive officer, beneficially own 13,600,000 shares of our common stock, which represent 21.8% of our 55,154,688 shares outstanding as of April 28, 2009.  As a result, he has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders.  The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances his best interests and not necessarily those of other stockholders.  One consequence to this substantial influence or control is that it may be difficult for investors to remove management of the company.  It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our stock price may be subject to substantial volatility, and the value of your investment may decline

Our common stock is traded on The NASDAQ Global Market, and trading volume may be limited or sporadic.  The market price of our common stock has experienced, and may continue to experience, substantial volatility.  Over 2008, our common stock has traded between $0.39 and $3.14 per share, on volume ranging from approximately 6,000 to 3.9 million shares per day. During 2009, it has traded between $0.18 and $0.70 per share, on volume ranging from approximately 15,000 to 16.4 million shares per day. As a result, the current price for our common stock on NASDAQ is not necessarily a reliable indicator of our fair market value.  The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA Treatment Program, our Catasys Program, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.

Volatility in the price of our common stock on the NASDAQ Global Market may depress the trading price of our common stock.  The risk of volatility and depressed prices of our common stock also applies to warrant holders who receive shares of common stock upon conversion.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:

•	announcements of new products or services by us or our competitors; current events affecting the political, economic and social situation in the United States and other countries where we operate;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings by us or our competitors;

•	the gain or loss of a significant customer;

•	quarterly variations in operating results;

•	volatility in exchanges rate between the US dollar and the currencies of the foreign countries in which we operate;

•	further challenges or declines in the credit or financial market;

•	the operating and stock price performance of other companies that investors may consider to be comparable; and

•	purchases or sales of blocks of our securities.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  We have completed a number of private placements of our common stock and other securities over the last several years, and we have effective resale registration statements pursuant to which the purchasers can freely resell their shares into the market.  In addition, most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended.  Approximately 15 million shares of our common stock are currently held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions.  Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock

Any future issuance of equity securities, including the issuance of shares upon exercise of outstanding warrants, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock.  We currently have outstanding approximately 11 million warrants and options to acquire our common stock.  Many of the warrants issued at exercise prices above the price of this offering are subject to adjustment such that the exercise price will be reduced to the offering price and the number of shares issuable will be increased so that the aggregate exercise price remains the same. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Provisions in our certificate of incorporation, bylaws, charter documents and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby and adversely affect existing stockholders

Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders.  For example, our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock.  Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”

These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.  These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We do not expect to pay dividends in the foreseeable future, and accordingly you must rely on stock appreciation for any return on your investment

We have paid no cash dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the continued development and growth of our business.  As a result, we do not expect to pay any cash dividends in the foreseeable future.  Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our Board of Directors.

Special note regarding forward-looking statements

This prospectus supplement, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements include, but are not limited to, statements regarding the following:

•	the anticipated results of clinical studies on the efficacy of our treatment programs, and the publication of those results in medical journals;

•	plans to have our treatment programs approved for reimbursement by third-party payers;

•	plans to license our treatment programs to more hospitals and healthcare providers;

•	marketing plans to raise awareness of our PROMETA treatment programs;

•	anticipated trends and conditions in the industry in which we operate, including regulatory changes; and

•	our future operating results, capital needs, and ability to obtain financing.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk Factors” in this prospectus supplement.  Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement.  We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.  See “Where you can find additional information.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of securities offered pursuant to this prospectus supplement, excluding proceed, if any, from the exercise of the warrant issued in this offering, will be approximately $6,580,000, based on the offering price of $0.705 per share of common stock and after deducting the estimated offering expenses.  We currently expect to use the proceeds from the sale of our securities for working capital and general corporate purposes.  We also may use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in technologies, products or services that complement our business, although we have no present plans or commitments and are not currently engaged in any material negotiations with respect to these types of transactions.  Except as set forth in the current report on Form 8-K dated August 11, 2009, we will not use proceeds for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), redemption of stock or settlement of litigation.  See “Incorporation of certain information by reference.”

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds.

Ratio of earnings to fixed charges

For the years ended December 31, 2008, 2007, 2006, 2005 and 2004, earnings were insufficient to cover fixed charges by $45.9 million, $43.2 million, $0, $0 and $0, respectively.

PLAN OF DISTRIBUTION

We have entered into an exclusive placement agency agreement with Rodman & Renshaw, LLC pursuant to which Rodman & Renshaw, LLC is acting as our non-exclusive placement agent to arrange for the sale to qualified investors of up to 9,333,334 shares of common stock and warrants we are offering to investors by this prospectus supplement. The placement agent has no obligation to buy any of the common stock and warrants from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the common stock and warrants.

We currently anticipate the closing of the sale of the common stock and warrants on or about September 17, 2009. On the closing date, the following will occur:

•
we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date, less the amount of the placement agent’s fee we are paying to the placement agent;

•	we will deliver the warrants being sold on such closing date in certificated form and shares of common stock being sold on such closing date in book-entry form; and

•	we will pay Rodman & Renshaw, LLC a placement agent fee in accordance with the terms of the placement agency agreement.

We have agreed to pay the placement agent a cash fee equal to 6% of the gross proceeds of the offering, reimburse certain expenses of the placement agent incurred in connection with the offering, and to issue the placement agent warrants to purchase the number of shares of common stock equal to 6% of the aggregate shares of common stock sold in this offering at an exercise price of 125% of the offering price described herein.  The warrants issued to the placement agent will be substantially identical to the warrants offered by this prospectus supplement, except that they will have a term of three years from the effective date of our registration statement, or September 11, 2012; and the warrants issued to the placement agent will not have anti-dilution protections or be transferable for 6 months from the date of this offering except as expressly permitted by Financial Industry Regulatory Authority (FINRA) Rule 5110(g).  We will reimburse the placement agent’s expenses up to a maximum of 0.8% of the aggregate gross proceeds raised in the placement, but in no event more than $30,000.

We may sell substantially fewer than 9,333,334 shares of common stock and warrants, in which case our net proceeds would be substantially reduced and the total fee payable to the placement agent may be substantially less than the maximum total set forth above.

We have agreed to indemnify the placement agent against certain liabilities, losses, claims, damages and expenses arising from activities contained in the placement agency agreement or other offering documents. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The Company has entered into an agreement with Brean Murray, Carret & Co. to serve as our financial advisors in connection with this offering. We have agreed to pay Brean Murray, Carret & Co., as our financial advisor, a cash fee equal to 1% of the gross proceeds of the aggregate gross proceeds raised in the placement. Notwithstanding anything here to the contrary, to the extent necessary to keep the maximum compensation including warrants payable to Rodman & Renshaw, LLC and Brean Murray, Carret & Co., to 8%, Rodman & Renshaw’s compensation in this offering shall be reduced by such 1% fee payable to Brean Murray, Carret & Co.

This is a brief summary of the material provisions of the placement agent agreement and does not purport to be a complete statement of its terms and conditions.  The placement agent agreement with Rodman & Renshaw, LLC the form of securities purchase agreement we entered into with the purchasers and the form the warrant will be included as exhibits to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The placement agent may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business, but we have no present arrangements or understandings to do so.

The transfer agent for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, New York 10038 and a facsimile number of (718) 765-8724.

Description of securities to be registered

In this offering, we are offering of up to an aggregate of 9,333,334 of shares of our company common stock, par value $0.0001 per share, and warrants to purchase shares of our common stock directly to investors.  Investors will receive warrants to purchase 0.25 shares of common stock at an exercise price of $0.85 per share for each share of common stock they purchase in this offering.  In addition, Rodman & Renshaw, LLC, as our placement agent, will receive warrants at an exercise price of $0.937 per share. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

In this prospectus supplement, we refer to our common stock and warrants collectively as “securities.” The total dollar amount of all securities that we may issue pursuant to this prospectus supplement will not exceed $7,000,000.

Common and preferred stock

The terms of our common stock and preferred stock are set forth in our certificate of incorporation and bylaws, and are summarized in the Description of Capital Stock, that we have previously filed with the SEC.  See “Incorporation of certain information by reference” and “Where you can find additional information” below.

Warrants

The warrants offered in this offering will be issued pursuant to a purchase agreement between each of the purchasers and us.  You should review a copy of the form of purchase agreement and the form of warrant, each of which has been filed by us as an exhibit to a current report on Form 8-K filed with the SEC in connection with this offering, for a complete description of the terms and conditions applicable to the warrants.  In addition, Rodman & Renshaw, LLC, as our placement agent, will receive warrants pursuant to a placement agency agreement (as described below under “Plan of Distribution”).  The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants.

Exercisability. Holders may exercise the warrants following the original issuance of the warrants and at any time after the original issuance of the warrants up to the date that is 3 years from the date the warrants become exercisable.  The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. If all or any portion of a warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the warrant shares or if the warrant is exercised via cashless exercise, the warrant shares issued pursuant to any such exercise shall be issued free of all legends.  If at any time following the date hereof the registration statement (or any subsequent registration statement registering the sale or resale of the warrant shares) is not effective or is not otherwise available for the sale or resale of the warrant shares, we shall immediately notify the holders of the warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the warrant shares.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the investor warrants is $0.85 per share of common stock being purchased, and upon exercise of the placement agent warrants is $0.937 per share of common stock.  The exercise price is subject to appropriate adjustment in the event of stock dividends, stock combinations or similar events affecting our common stock.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the purchase agreements.  All rights under the warrant are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant substantially in the form required by the terms of the warrant and duly executed by the holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, we shall execute and deliver a new warrant or warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of the warrant not so assigned, and the warrant shall promptly be cancelled.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including: (i) one or more related transactions effects any merger or consolidation of our company with or into another person, (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock, (iv) any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, (v) a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) then, upon any subsequent exercise of this warrant, the holder shall have the right to receive, for each warrant share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which this warrant is exercisable immediately prior to such fundamental transaction.

Waivers and Amendments. Any term of a warrant may be amended or waived with our written consent and the written consent of the holders holding at least sixty seven percent of the warrant shares issuable upon exercise of all then outstanding warrants issued in this offering.

NASDAQ Global Market quotation

Our common stock is traded on The Nasdaq Global Market under the symbol “HYTM.”

Incorporation of certain information by reference

The following documents are specifically incorporated by reference into this prospectus supplement:

(1)	Our amended annual report on Form 10-K/A for the year ended December 31, 2008;

(2)	Our Proxy Statement on Form DEF14A for our annual meeting of stockholders to be held on September 18, 2009;

(3)	Our current reports on Form 8-K filed with the SEC on May 11, May 19, June12, July 2 and 17, August 10, 14 and 28, 2009;

(4)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

(5)	The Description of Capital Stock contained in our Registration Statement on Form S-1/ A filed with the SEC on June 23, 2004;

(6)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; and

(7)	Prospectus dated April 3, 2009.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus.  We will provide this information upon written or oral request at no charge to the requester.  The request for this information must be made to the following:

Investor Relations
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make our annual reports on Form 10-K, our proxy statement, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to these reports available free of charge through links on our corporate website as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (SEC).  Our corporate website is located on the Internet at http://www.hythiam.com.  Only those reports specifically described above are incorporated by reference herein.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

LEGAL MATTERS

Various legal matters with respect to the validity of the securities offered by this prospectus supplement will be passed upon for us by Luce Forward Hamilton & Scripps LLP, Los Angeles, California.  Luce Forward and its attorneys hold no shares of our common stock, but an attorney with the firm holds a warrant to purchase up to 25,000 shares of our common stock.